UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2017, TransDigm Inc. (“TransDigm”), a wholly-owned subsidiary of TransDigm Group Incorporated (“TD Group”), TD Group and certain subsidiaries of TransDigm entered into Amendment No. 4 and Refinancing Facility Agreement (the “Amendment”) to that certain Second Amended and Restated Credit Agreement, dated June 4, 2014 (as amended by Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated June 9, 2016, Amendment No. 2 to the Second Amended and Restated Credit Agreement, dated March 6, 2017, Amendment No. 3 and Incremental Term Loan Assumption Agreement to the Second Amended and Restated Credit Agreement, dated August 22, 2017, and as further amended by the Amendment, the “Credit Agreement”), with Credit Suisse AG, as administrative agent and collateral agent (the “Agent”), and the other agents and lenders named therein. Pursuant to the Amendment, TransDigm, among other things, incurred (i) new tranche E term loans (the “New Tranche E Term Loans”) in an aggregate principal amount equal to $1,503 million and new tranche F term loans (the “New Tranche F Term Loans”) in an aggregate principal amount equal to $3,655 million, and (ii) repaid in full all of the existing tranche D term loans, tranche E term loans and tranche F term loans outstanding under the Credit Agreement immediately prior to the Amendment. The New Tranche E Term Loans and the New Tranche F Term Loans were fully drawn on November 30, 2017. The interest rates per annum applicable to the New Tranche E Term Loans and the New Tranche F Term Loans will be either (i) LIBOR plus 2.75% or (ii) a base rate plus 1.75%. The other terms and conditions, including the maturity date, that apply to the New Tranche E Term Loans are substantially the same as the terms and conditions that applied to the tranche E term loans immediately prior to the Amendment to the Credit Agreement and the other terms and conditions, including the maturity date, that apply to the New Tranche F Term Loans are substantially the same as the terms and conditions that applied to the tranche F term loans immediately prior to the Amendment.

The lenders and agents or their affiliates under the Amendment have in the past provided, and may in the future provide, advisory and other services to, or engage in transactions with, TransDigm and TD Group and receive customary compensation therefor.

The above summary of the Amendment is qualified in its entirety by reference to the Amendment, which is attached hereto as 10.1, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

TD Group has provided an annual interest rate sensitivity analysis below in Table 1 that includes the aforementioned refinancing activity that occurred subsequent to TD Group’s fiscal 2017 fourth quarter earnings call held on November 13, 2017. The analysis reflects TD Group’s current debt structure, interest rate swaps and interest rate caps and assumes that the LIBO rate used to calculate TD Group’s annual interest expense grows from 1.3% to a hypothetical 6%.

Table 1:

The following table summarizes TD Group’s annual interest rate sensitivity including all current interest rate swaps and interest rate caps:

($ in millions)

LIBO rate	Total Annual Cash Interest Expense Before Tax	Wtd. Avg. Interest Rate Before Tax	Total Annual Cash Interest Expense After Tax (a)	Wtd. Avg. Interest Rate After Tax (a)
1.3%	$612	5.2%	$422	3.6%
2.0%	$637	5.4%	$442	3.7%
3.0%	$677	5.7%	$467	3.9%
6.0%	$767	6.5%	$532	4.5%

(a)	After tax calculations assume a 31% effective tax rate. This document does not update or confirm guidance now but merely reflects the 12 month impact of varying LIBO rates on our current debt structure.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Amendment No. 4 and Refinancing Facility Agreement, dated as of November 30, 2017, to the Second Amended and Restated Credit Agreement, dated as of June 4, 2014, among TransDigm Inc., TransDigm Group Incorporated, each subsidiary of TransDigm Inc. party thereto, the lenders party thereto, and Credit Suisse AG, as administrative agent and collateral agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance Paradie
Terrance Paradie
Executive Vice President and Chief Financial Officer

Date: December 6, 2017